Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Baird Medical Investment Holdings Limited on Amendment No. 5 to Form F-4 [FILE NO. 333-274114] of our report dated June 20, 2024, with respect to our audits of the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp
Marcum Asia CPAs llp

New York, NY

July 19, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com